Filed pursuant to Rule 424(b)(7)
Registration No. 333-185626

        PROSPECTUS SUPPLEMENT
(To Prospectus dated December 21, 2012)

SL Green Realty Corp.

28,751

Common Stock

        This prospectus supplement supplements and amends the prospectus dated December 21, 2012, as supplemented by the prospectus supplement dated December 21, 2012 filed pursuant to Rule 424(b)(1) (as so supplemented, the "Prospectus"). This prospectus supplement relates to the resale of up to 28,751 shares of our common stock, par value $0.01 per share (the "Common Stock"). The Prospectus may be used by George Gellert (the "Selling Stockholder") to resell shares of our Common Stock that are held by him following the redemption of Class A units of limited partnership interests (the "Partnership Units") of SL Green Operating Partnership, L.P., our operating partnership, that were initially issued to 304 Park Avenue South Limited Liability Company ("304 PAS") as described in the Prospectus and which Common Stock has subsequently been transferred by 304 PAS to the Selling Stockholder.

        This prospectus supplement should be read in conjunction with and accompanied by the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

        The section entitled "Selling Stockholders" in the prospectus supplement dated December 21, 2012 is hereby amended by the addition of the information set forth in the table below with respect to the shares of our Common Stock held by the Selling Stockholder. Accordingly, references in the Prospectus to selling stockholder shall, pursuant to this prospectus supplement, be deemed to include the Selling Stockholder.

        Pursuant to this prospectus supplement, we are registering the resale of up to 28,751 shares of Common Stock owned by George Gellert. In addition, as described in the section headed "Plan of Distribution" in the prospectus supplement dated December 21, 2012, the Selling Stockholder may pledge or grant a security interest in some or all of the shares of our Common Stock registered pursuant to this prospectus supplement owned by the Selling Stockholder and, if the Selling Stockholder defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this Prospectus.

	Ownership Before Offering		Securities Offered by this Prospectus Supplement	Ownership After Offering
Name of Selling Stockholder	Common Stock	% of Common Stock outstanding	Common Stock	Common Stock(1)	% of Common Stock
George Gellert	28,751	*	28,751	—	—
Total:	28,751	*	28,751	—	—

*
Represents less than 1% of our outstanding Common Stock, which comprised 97,348,222 shares of Common Stock (excluding treasury shares) as of January 2, 2015.

(1)
Assumes that the Selling Stockholder sells or otherwise distributes all of the Common Stock that is covered by this prospectus supplement to third parties and neither acquires nor disposes of any other shares of our Common Stock subsequent to the date of which we obtained information regarding such Selling Stockholder's holdings.

        Investing in our Common Stock involves risks. See "Risk Factors" on page S-1 of the prospectus supplement dated December 21, 2012, page 3 of the accompanying prospectus and page 11 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into the Prospectus.

        Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of the securities referred to herein or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 2, 2015.